Exhibit 4.2

PAGERDUTY, INC.
AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of August 24, 2018, by and among PagerDuty, Inc., a Delaware corporation (the “Company”), Andrew Gregory Miklas (as Trustee of the A. Miklas Revocable Trust created U/D/T dated August 8, 2016), Dan A. Solomon and Baskar Puvanathasan (the “Founders”), the holders of outstanding Preferred Stock of the Company listed on Schedule 1 hereto (the “Existing Preferred Holders”) and the purchasers of Series D Preferred Stock of the Company listed on Schedule 2 hereto (the “New Investors” and, together with the Existing Preferred Holders, the “Investors”).
RECITALS
The Company, the Founders and the Existing Preferred Holders are parties to an Amended and Restated Investors’ Rights Agreement dated as of April 13, 2017 (the “Prior Agreement”).
The Company and the New Investors have entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith, pursuant to which the Company desires to sell to the New Investors and the New Investors desire to purchase from the Company shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”). A condition to the New Investors’ obligations under the Purchase Agreement is that the Company, the Founders, the Existing Preferred Holders and the New Investors enter into this Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Company’s preferred stock (the “Preferred Stock”) held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company, the Founders and the Existing Preferred Holders desire to induce the New Investors to purchase shares of Series D Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.
The Company, the Founders and the Existing Preferred Holders desire to amend and restate the Prior Agreement in its entirety as set forth herein.
AGREEMENT
The parties agree as follows:
A.    Amendment of Prior Agreement; Waiver of Right of First Offer.
Pursuant to Section 6.3 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company, the requisite majority of the Founders’ shares and the requisite majority of the Existing Preferred Holders’ shares, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, the Existing Preferred Holders and the New Investors shall be bound by the provisions hereof as the sole agreement of the Company, the Founders, the Existing Preferred Holders and the New Investors with respect to the subject matter hereof. The Existing Preferred Holders that are Major Investors (as that term is defined in the Prior Rights Agreement) hereby waive their right of first offer, including the notice requirements, set forth in Section 2.3 of the Prior Agreement with respect to the issuance of Series D Preferred Stock.
1.Registration Rights.
1.1    Definitions. For purposes of this Section 1:
(a)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
(b)    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.
(c)    The term “Founders’ Shares” means the shares of Common Stock issued to the Founders, including (without limitation) any shares of Common Stock issued or issuable upon conversion of the FF Preferred Stock.
(d)    The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.
(e)    The term “Qualified IPO” means a public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Restated Certificate”).
(f)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(g)    The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) any shares of Common Stock acquired by the Investors on or after the date hereof, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof; (iii) the Founders’ Shares, provided, however, that for the purposes of Section 1.2, 1.4, 1.13, 2, 4 and 6.3, the Founders’ Shares shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.
(h)    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.
(i)    The term “SEC” means the U.S. Securities and Exchange Commission.
(j)    The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
(k)    The term “T. Rowe Price” means T. Rowe Price Associates, Inc. and any successor or affiliated registered investment advisor to the T. Rowe Price Investors.
(l)    The term “T. Rowe Price Investors” means the Investors that are advisory clients of T. Rowe Price.
1.2    Request for Registration.
(a)    If the Company shall receive at any time six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its commercially reasonable efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.
(b)    If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(c)    Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.
(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
(i)    after the Company has effected 2 registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;
(ii)    during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 60 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and provided further that the Company shall deliver to the Holders within 30 days of any registration request hereunder written notice that this Section 1.2(d)(ii) applies to such registration request; or
(iii)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.
1.3    Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the cut back provisions of Section 1.8 cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.
1.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least 10% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i)    Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.
1.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.
1.7    Expenses of Registration.
(a)    Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed in the aggregate $50,000 for each registration, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.
(b)    Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $50,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
(c)    Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.4 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $50,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
1.8    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling security holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included or (b) any securities held by a Founder or any other stockholder that is not a Holder be included if any securities held by any selling Holder that is not a Founder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
1.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and security holders of each Holder, legal counsel, accountants and investment advisers for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
(b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall the aggregate amounts paid or payable by any Holder by way of indemnity or contribution under this subsection 1.10(b) and subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
(d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this subsection 1.10(d), when combined with amounts paid or payable by such Holder pursuant to subsection 1.10(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
1.11    Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)    make and keep adequate current public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
(b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
(c)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
1.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 2% of the transferring Holder’s aggregate Registrable Securities originally obtained from the Company (or if the transferring Holder then owns less than 2% of such originally acquired securities, then all remaining Registrable Securities then held by the transferring Holder), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company, a limited liability partnership or other entity, a fund or entity managed by the same manager or managing member or general partner or management company or investment adviser or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company or investment adviser (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.
1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 50.01% of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.
1.14    Lock-Up Agreement.
(a)    Lock-Up Period; Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act, Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered, those securities acquired in the Company’s initial public offering or those securities acquired on a securities exchange following the Company’s initial public offering) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement for the initial public offering, and Holder shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. If any of the obligations described in this Section 1.14 (or lock-up agreements with the underwriters) are waived or terminated with respect to any of the securities of any Holder, officer, director or 1% securityholder (in any such case, the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or 1% securityholder.
(b)    Limitations. The obligations described in Section 1.14(a) (i) shall apply only if all officers, directors and 1% securityholders of the Company are subject to similar restrictions and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act, (ii) shall apply only to the Company’s initial public offering of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “Initial Offering”) and (iii) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or any shares acquired by the T. Rowe Price Investors or Wellington (as defined below) in the Initial Offering or in open market transactions on or after the closing of the Initial Offering.
(c)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).
(d)    Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14 and to be subject to the waiver of statutory inspection rights in Section 4.
1.15    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) five years following the consummation of a Qualified IPO, (b) following the consummation of a Qualified IPO, such time as such Holder holds not more than one percent (1%) of the Company’s outstanding capital stock and Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (c) upon termination of this Agreement, as provided in Section 3.

2.    Covenants of the Company.
2.1    Delivery of Financial Statements. The Company shall deliver to (i) upon request, each person who holds, in the aggregate, at least 2,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Preferred Stock and/or Common Stock (including without limitation the Founders’ Shares) and is not reasonably deemed by the Company to be a competitor of the Company and (ii) for so long as any T. Rowe Price Investor and Wellington, as applicable, hold any shares of the Company’s capital stock, Wellington and each T. Rowe Price Investor, provided that this clause (ii) shall not apply to, with respect to Wellington, any transferee other than an advisory fund or account managed by Wellington or an Affiliate of Wellington and, with respect to any T. Rowe Price Investor, any transferee other than an advisory fund or account managed by T. Rowe Price or an Affiliate of T. Rowe Price (each person or entity in clause (i) and clause (ii), a “Major Stockholder”):
(a)    as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), consistently applied, and audited and certified by an independent public accounting firm;
(b)    as soon as practicable, but in any event within 45 days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;
(d)    as soon as practicable, but in any event within 30 days after the end of each month, an unaudited profit or loss statement, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP), with each of the aforementioned statements compared against the business plan; and

(e)    as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
2.2    Inspection. The Company shall permit each Major Stockholder (except for a Major Stockholder (other than Wellington or any T. Rowe Price Investor as described in Section 2.1) reasonably deemed by the Company to be a competitor of the Company), at such Major Stockholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.
2.3    Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Agreement, a “Major Investor” shall mean (i) any person who holds at least 2,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Preferred Stock (or Common Stock issued upon conversion thereof), but specifically excluding shares of Series FF Preferred Stock (or Common Stock issued upon conversion thereof) and (ii) for so long as any T. Rowe Price Investor and Wellington, as applicable, hold any shares of the Company’s capital stock, Wellington and each T. Rowe Price Investor, provided that this clause (ii) shall not apply to, with respect to Wellington, any transferee other than an advisory fund or account managed by Wellington or an Affiliate of Wellington and, with respect to any T. Rowe Price Investor, any transferee other than an advisory fund or account managed by T. Rowe Price or an Affiliate of T. Rowe Price. For purposes of this Section 2.3, the term “Major Investor” includes any general partners, managing members and Affiliates of a person that is otherwise a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or Affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
(a)    The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)    Within 20 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all Fully-Exercising Investors.
(c)    The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
(d)    The right of first offer in this Section 2.3 shall not be applicable to the issuance of any securities exempted from the definition of “Additional Stock” in Art. IV(C), Section 3.4.1(b)(i)-(vi) of the Restated Certificate. In addition, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.
2.4    Confidentiality. Subject to the provisions of Sections 6.9 and 6.10, each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; (iv) in the event an Investor is a limited partnership or limited liability company, to any prospective partner of the partnership or any subsequent partnership under common investment management, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (v) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
2.5    Insurance. The Company shall use its commercially reasonable efforts to keep in place a directors and officers liability insurance policy with terms and policy limits satisfactory to the Board.
2.6    Employee Stock. Unless otherwise approved by the Board, including at least one of the Preferred Directors (as defined in the Restated Certificate), all future employees, directors, consultants and other service providers of the Company of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months.
2.7    Right to Conduct Activities. The Company hereby acknowledges that Wellington and its Affiliates, including Hadley Harbor Master Investors (Cayman) II L.P., the T. Rowe Price Investors and their affiliates, Bessemer Venture Partners VIII Institutional L.P. and its affiliates (“BVP”), Andreessen Horowitz Fund III, L.P. and its affiliates (“a16z”) and Accel Growth Fund IV L.P. and its affiliates (“Accel”) and their affiliated advisors and funds are professional investment managers and/or funds, and as such, invest in numerous public and private companies, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). None of Wellington, the T. Rowe Price Investors, BVP, a16z or Accel, nor their affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by Wellington, the T. Rowe Price Investors, BVP, a16z or Accel or any affiliated fund in any entity competitive to the Company, or (ii) actions taken by any advisor, partner, officer or other representative of Wellington, the T. Rowe Price Investors, BVP, a16z or Accel or any affiliated fund to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided, however, that nothing herein shall relieve Wellington, the T. Rowe Price Investors, BVP, a16z or Accel or any other party from liability associated with misuse of the Company’s confidential information in contravention of Section 2.4 hereof, subject to Sections 6.9 and 6.10.

2.8    Employee Agreements. Each new employee shall sign the Company’s confidential information and invention assignment agreement in substantially the form provided to Investors before the Initial Closing.
2.9    Termination of Certain Covenants.
(a)    Each of the covenants set forth in this Section 2 (other than the covenants set forth in Sections 2.4 and 2.7) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of this Agreement, as provided in Section 3.
(b)    The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.9(a).
3.    Termination of Agreement.
3.1    Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of:
(a)    the liquidation, dissolution or indefinite cessation of the business operations of the Company;
(b)    the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;
(c)    the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Certificate of Incorporation.
4.    Waiver of Statutory Information Rights. Holder acknowledges and understands that, but for the waiver made herein, Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (any and all such rights, and any and all such other rights of Holder as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Holder hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Holder in Holder’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 220. The foregoing waiver shall not apply to any contractual inspection rights of Holder under any written agreement with the Company. Notwithstanding the foregoing, this Section 4 shall not apply to the T. Rowe Price Investors or Wellington.
5.    Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate. As used in this Agreement, “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person, or any venture capital or other investment fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, such Person. As used in this Agreement, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
6.    Miscellaneous.
6.1    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.
6.2    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
6.3    Amendments and Waivers. Any term of this Agreement (other than Section 2.1, Section 2.2 and Section 2.3) may be amended or waived only with the written consent of (a) the Company, (b) the holders (or their respective successors, assigns and legal representatives) of at least a majority of the Founders’ Shares held by the Founders and (c) the holders (or their respective successors and assigns) of at least a majority of the Company’s outstanding Preferred Stock (voting as a single class on an as-converted basis); provided, however, that any such amendment or waiver of this Agreement in a manner that is disproportionately adverse to the holders of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock relative to other series of Preferred Stock shall also require the approval of the holders (or their respective successors, assigns and legal representatives) of at least a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively (voting separately as a series) provided, however, Section 1.14 may not be amended in any manner adverse to Wellington or the T. Rowe Price Investors without their respective prior written consent. The provisions of Section 2.1 and Section 2.2 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Stockholders holding a majority of the shares then held by all of the Major Stockholders, provided, however, that in no event will the provisions of Section 2.1, Section 2.2 and/or Section 4 be amended or terminated, and the observance of any term thereof may not be waived, in a manner adverse to Wellington or the T. Rowe Price Investors or any other Major Stockholder without the prior written consent of such affected Major Stockholder. The provisions of Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors (it being agreed that a waiver of the provisions of Section 2.3 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), provided, however, that (i) such rights shall not be waived with respect to Wellington or the T. Rowe Price Investors without their respective written consent and (ii) the definition of “Major Investor” shall not be amended in a manner adverse to Wellington or the T. Rowe Price Investors without their respective prior written consent. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series D Preferred Stock as “Investors.” Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns.
6.4    Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
6.5    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
6.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
6.7    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

6.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.
6.9    Wellington Confidentiality; Voting; Additional Information. As used in this Agreement, the term “Wellington” means Investors, or permitted transferees of Registrable Securities held by Wellington, that are advisory or subadvisory clients of Wellington Management Company LLP (“Wellington Management Company”). In addition to the exceptions to Section 2.4 contained therein, Wellington may disclose confidential information of the Company in connection with ordinary course reporting or review procedures or in connection with the ordinary course fundraising activities. The Company acknowledges that Wellington and its Affiliates currently may be invested in, may invest in or may consider investments in public and private companies some of which may compete either directly or indirectly with the Company, and that the execution of this Agreement, the terms hereof and the access to confidential information obtained from the Company pursuant to the terms of this Agreement (“Confidential Information”) shall in no way be construed to prohibit or restrict Wellington or any of its Affiliates from maintaining, marking or considering such investments or from otherwise operating in the ordinary course of business. Further, the Company understands and acknowledges that that the Confidential Information may be used by Wellington and its Affiliates in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions, but specifically excluding disclosing or otherwise providing Confidential Information (or any derivatives, extracts or summaries thereof) to anyone other than Wellington and its Affiliates in violation of this Agreement. The Company acknowledges that Wellington is in the business of venture capital investing and therefore reviews the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict Wellington from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company agrees that before providing material non-public information about a public company to Wellington, the Company will provide prior written notice to Wellington’s designated compliance personnel. The Company shall not disclose such public company information to Wellington without written authorization from such compliance personnel, provided, however, that, the Company will be permitted to disclose agreements entered into with public companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization. Notwithstanding anything to the contrary set forth in Section 2.4, Wellington may identify the Company and the value of Wellington’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies and respond to examinations, demands, requests or reporting requirements of a regulatory authority without prior notice to or consent from the Company. The Company shall promptly and accurately respond, and shall use commercially reasonable efforts to cause its transfer agent to promptly respond, to requests for information made on behalf of Wellington relating to (a) accounting or securities law matters required in connection with its audit or (b) the actual holdings of Wellington, including in relation to the total outstanding shares; provided however, that the Company shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with a confidentiality obligation of the Company. On or prior to the effectiveness date of the Form S-1 filed in connection with the initial public offering of the Company’s (or any successor in interest to the Company’s) securities registered under the Securities Act of 1933, as amended, the Company (or its agent) shall provide, upon request of Wellington, written confirmation of its holdings on an as-converted basis. Wellington consists of certain advisory clients of Wellington Management Company (the “Wellington Investors”). Whenever Wellington is required or permitted to act, the consent or act of a majority in interest of the Wellington Investors or Wellington Management Company, shall constitute the consent or act of Wellington. Upon the termination of the covenants set forth in Sections 2.1 and 2.2 due to the termination of this Agreement under Section 3.1(c) by a sale of the Company to a successor in interest to the Company that is not subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act (a “Private Company”), the Company shall use its commercially reasonable efforts to obtain for Wellington the same information and inspection rights set forth in Sections 2.1 and 2.2 (as well as any information and inspection rights set forth in any side letter between the Company and Wellington) in such successor in interest that is a Private Company. The rights contained in the foregoing sentence shall terminate upon the initial public offering of the Company’s (or any Private Company that is a successor in interest to the Company) securities registered under the Securities Act of 1933, as amended. For the avoidance of doubt, none of the rights contained in this Section 6.9, nor the consent rights specific to Wellington contained in Section 6.3 shall apply to any transferee of the shares held by Wellington unless such transferee is also an advisory or subadvisory client of Wellington Management Company.
6.10    T. Rowe Price Investors Confidentiality; Voting; Additional Information.
(a)    In addition to the exceptions to Section 2.4 contained therein, and notwithstanding anything to the contrary set forth herein, the T. Rowe Price Investors and their Affiliates may use or disclose confidential information of the Company in connection with ordinary course reporting or review procedures or in connection with the ordinary course fundraising activities.
(b)    Notwithstanding anything to the contrary set forth herein, the Company acknowledges that the execution of this Agreement, the terms hereof and the access to Company confidential information hereunder shall in no way be construed to prohibit or restrict any T. Rowe Price Investor or its representatives or Affiliates from maintaining, making or considering investments in public and private companies some of which may compete either directly or indirectly with the Company or from otherwise operating in the ordinary course of business. Further, the Company understands and acknowledges that that the Company’s confidential information may be used by the T. Rowe Price Investors and their representatives and Affiliates in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions, but specifically excluding disclosing or otherwise providing such confidential information (or any derivatives, extracts or summaries thereof) to anyone other than the T. Rowe Price Investors and their representatives and Affiliates in violation of this Agreement. The Company acknowledges that T. Rowe Price and the T. Rowe Price Investors are in the business of venture capital investing and therefore reviews the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict T. Rowe Price and the T. Rowe Price Investors and their representatives and Affiliates from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
(c)    The Company understands and acknowledges that in the regular course of a T. Rowe Price Investor’s business, such T. Rowe Price Investor may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, the Company covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”) to a T. Rowe Price Investor, the Company will use commercially reasonable efforts to provide prior written notice to the following compliance personnel at such T. Rowe Price Investor describing such information in reasonable detail: Ryan Nolan, Vice President, ryan_nolan@troweprice.com, 410-345-6618 or in his absence to Ellen York, Legal Counsel, ellen_york@troweprice.com, 410-345-4676. The Company shall not disclose Public Company Information to any T. Rowe Price Investor without written authorization from the applicable compliance personnel listed above, provided, however, that, the Company will be permitted to disclose agreements entered into with Public Companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization.
(d)    Notwithstanding anything to the contrary set forth in Section 2.4, each T. Rowe Price Investor may identify the Company and the value of such T. Rowe Price Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies and respond to examinations, demands, requests or reporting requirements of a regulatory authority without prior notice to or consent from the Company.
(e)    The Company shall promptly and accurately respond, and shall use commercially reasonable efforts to cause its transfer agent to promptly respond, to requests for information made on behalf of any T. Rowe Price Investor relating to (a) accounting or securities law matters required in connection with its audit or (b) the actual holdings of such T. Rowe Price Investor, including in relation to the total outstanding shares; provided however, that the Company shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with a confidentiality obligation of the Company. On or prior to the effectiveness date of the Form S-1 filed in connection with the initial public offering of the Company’s (or any successor in interest to the Company’s) securities registered under the Securities Act, Company (or its agent) shall provide, upon request of any T. Rowe Price Investor, written confirmation of its holdings on an as-converted basis.
(f)    Whenever the consent of the T. Rowe Price Investors is required under this Agreement, the consent or act of a majority in interest of the T. Rowe Price Investors shall constitute the consent of the T. Rowe Price Investors.
(g)    Upon the termination of the covenants set forth in Sections 2.1 and 2.2 due to the termination of this Agreement under Section 3.1(c) by a sale of the Company to a successor in interest to the Company that is a Private Company, the Company shall use its commercially reasonable efforts to obtain for the T. Rowe Investors the same information and inspection rights set forth in Sections 2.1 and 2.2 in such successor in interest that is a Private Company. The rights contained in the foregoing sentence shall terminate upon the initial public offering of the Company’s (or any Private Company that is a successor in interest to the Company) securities registered under the Securities.
(h)    For the avoidance of doubt, none of the rights contained in this Section 6.10, nor the consent rights specific to the T. Rowe Price Investors contained in Section 6.3 shall apply to any transferee of the shares held by any T. Rowe Price Investor unless such transferee is also an advisory fund or account managed by T. Rowe Price.
[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

	THE COMPANY		THE FOUNDERS:
	PAGERDUTY, INC.		DANA SOLOMON

By:	/s/ Jennifer Tejada	By:	/s/ Alex Solomon
Jennifer Tejada
President and Chief Executive Officer

Address:			ANDREW GREGOTY MIKLAS, AS
TRUSTEE OF THE A. MIKLAS
REVOCABLE TRUST CREATED U/D/T
DATED AUGUST 8, 2018

/s/ A. Miklas

BASKAR PUVANATHASAN

/s/ Baskar Puvanathasan

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE NEW HORIZONS FUND, INC.
T. ROWE PRICE NEW HORIZONS TRUST
T. ROWE PRICE U.S. EQUITIES TRUST
MASSMUTUAL SELECT FUNDS -
MASSMUTUAL SELECT T. ROWE PRICE
SMALL AND MID CAP BLEND FUND
Each account, severally not jointly

By:	T. Rowe Price Associates, Inc., Investment
Adviser or Subadviser, as applicable

By:	/s/ Francisco Alonso
Name:	Francisco Alonso
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE SMALL-CAP STOCK FUND, INC.
T. ROWE PRICE INSTITUTIONAL SMALL-CAP STOCK FUND
T. ROWE PRICE PERSONAL STRATEGY INCOME FUND
T. ROWE PRICE PERSONAL STRATEGY BALANCED FUND
T. ROWE PRICE PERSONAL STRATEGY GROWTH FUND
T. ROWE PRICE PERSONAL STRATEGY BALANCED PORTFOLIO
U.S. SMALL-CAP STOCK TRUST
VALIC COMPANY I - SMALL CAP FUND TD MUTUAL FUNDS - TD U.S. SMALL-CAP EQUITY FUND
T. ROWE PRICE U.S. SMALL-CAP CORE EQUITY TRUST
MINNESOTA LIFE INSURANCE COMPANY
COSTCO 401(K) RETIREMENT PLAN
MASSMUTUAL SELECT FUNDS – MASSMUTUAL
SELECT T. ROWE PRICE SMALL AND MID CAP BLEND FUND
Each account, severally not jointly

By:	T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Francisco Alonso
Name:	Francisco Alonso
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE COMMUNICATIONS & TECHNOLOGY FUND, INC.
TD MUTUAL FUNDS -TD ENTERTAINMENT & COMMUNICATIONS FUND
Each account, severally not jointly

By:	T. Rowe Price Associates, Inc., Investment
Adviser or Subadviser, as applicable

By:	/s/ David J. Eiswert
Name:	David J. Eiswert
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HADLEY HARBOR MASTER INVESTORS (CAYMAN) II L.P.

By:	Wellington Management Company LLP, as investment advisor

By:	/s/ Valerie Tipping
Name:	Valerie Tipping
Title:	Managing Director and Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BESSEMER VENTURE PARTNERS VIII L.P. BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

By:	Deer VIII & Co. L.P., their General Partner
By:	Deer VIII & Co. Ltd., its General Partner

By:	/s/ Scott Ring
Name:	Scott Ring

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ACCEL GROWTH FUND IV L.P.
for itself and as nominee for
Accel Growth Fund IV Strategic Partners L.P.
Accel Growth Fund Investors 2016, L.L.C.
Accel Growth Fund L.P.
Accel Growth Fund Strategic Partners L.P.
Accel Growth Fund Investors 2011, L.L.C.
Accel XI L.P.
Accel XI Strategic Partners L.P.
Accel Investors 2013, L.L.C.

By:	Deer VIII & Co. L.P.,
Its:	General Partner

By:	/s/ Tracey L. Sedlock
Name:
Title:	Attorney in Fact

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ANDREESSEN HOROWITZ FUND III, L.P.
for itself and as nominee for
Andreessen Horowitz Fund III-A, L.P.,
Andreessen Horowitz Fund III-B, L.P. and
Andreessen Horowitz Fund III-Q, L.P.

By:	AH Equity Partners III, L.L.C.
Its general partner

By:	/s/ Ben Horowitz
Name:	Ben Horowitz
Title:	Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE 1
EXISTING PREFERRED HOLDERS
Adam Wiggins
James Lindenbaum
Orion Henry
SV Angel II-Q, L.P.
Waynn Lue
Jawed Karim
Tandem Entrepreneurs, LLC
Elad Gil
Trilogy Investments AG
Othman Laraki
Benjamin Ling
Kenny Van Zant
Ignition Managing Directors Fund IV, LLC
Ignition Venture Partners IV, L.P.
Jawed Karim Investments, LLC
Lumia Capital 2014 Fund, L.P.
Lumia Capital 2014 Fund (Delaware), L.P.
Andreessen Horowitz Fund III, L.P., as nominee
Harrison Metal Capital II, LP
Baseline Ventures 2009 LLC
Ignition Venture Partners IV, L.P.
Ignition Managing Directors Fund IV, LLC
James Lindenbaum Rev Trust u/a/d 8/24/2011
Jesse Robbins
Webb Investment Network, LLC
The Schneider Trust, u/d/t Oct 08 1990
Dolphin Trust, DTD 7/10/2008, William J. Ruehle and Julie Ruehle, Trustees
Gil Penchina
Courtney Broadus
Bacee, LLC
Ignition Venture Partners IV, L.P.
Ignition Managing Directors Fund IV, LLC
Andreessen Horowitz Fund III, L.P., as nominee
Harrison Metal Capital II, LP
Baseline Increased Exposure Fund LLC
Bessemer Venture Partners VIII L.P.
Bessemer Venture Partners VIII Institutional L.P.
Jeffrey E. Epstein and Sue H. Epstein, Trustee

Accel Growth Fund IV L.P., for itself and as nominee
Baseline Encore, L.P.
Michael C. Dearing Living Trust

SCHEDULE 2
NEW INVESTORS
Hadley Harbor Master Investors (Cayman) II L.P.
T. Rowe Price New Horizons Fund, Inc.
T. Rowe Price New Horizons Trust
T. Rowe Price U.S. Equities Trust
MassMutual Select Funds - MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund
T. Rowe Price Small-Cap Stock Fund, Inc.
T. Rowe Price Institutional Small-Cap Stock Fund
T. Rowe Price Personal Strategy Income Fund
T. Rowe Price Personal Strategy Balanced Fund
T. Rowe Price Personal Strategy Growth Fund
T. Rowe Price Personal Strategy Balanced Portfolio
U.S. Small-Cap Stock Trust
VALIC Company I - Small Cap Fund
TD Mutual Funds - TD U.S. Small-Cap Equity Fund
T. Rowe Price U.S. Small-Cap Core Equity Trust
Minnesota Life Insurance Company
Costco 401(k) Retirement Plan
MassMutual Select Funds - MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund
T. Rowe Price Communications & Technology Fund, Inc.
TD Mutual Funds - TD Entertainment & Communications Fund